RELEASE AND COMPENSATION AGREEMENT

THIS RELEASE AND COMPENSATION AGREEMENT (the “Agreement”) is made effective as of the 9th day of January, 2014.

BETWEEN:

SILVERSTAR MINING CORP. of 1489 West Warm Springs Road, Ste. 110, Henderson, Nevada (the “Company”)

AND:

GUY MARTIN, of 1671 SW 105th Lane, Davie, FL 33324 (“Martin”).

WHEREAS:

A.	Martin has provided certain consulting services to the Company and has served as chief executive officer, chief financial officer, and as a director of the Company since August 11, 2013 (the “Services”); and

B.	Martin wishes to resign as an officer and director of the Company following completion and filing of the Company’s Annual Report on Form 10-K for the period ended September 30, 2013 (the “September 2013 10-K”); and

C.	Martin and the Company wish to document their mutual understanding and agreement regarding Martin’s resignation and compensation for the Services.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.	In full consideration of Services and of the undertakings of Martin in this Agreement, the Company shall (i) pay to Martin the aggregate sum of $28,050 and (ii) shall issue Martin 5,000 fully paid up and non-assessable shares of common stock of the Company (the “Shares”), (collectively, the “Severance Payment”) . The Severance Payment shall be paid and made as follows: :

a.	$2,000 upon execution of this Agreement;

b.	$3,800 upon filing of the September 2013 10-K with the Securities and Exchange Commission (the “SEC”);

c.	$6,500 upon the earlier of filing with the SEC of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2013 and January 31, 2014.;

d.	$12,000 on or before February 28, 2014; and

e.	A final payment of $3,750 shall be made and the Shares shall be issued to Martin on or before March 31, 2014.

In addition, at the time of execution of this Agreement, the Company shall deliver to Martin an executed copy of a Board of Director’s resolution of the Company which authorizes the Company to execute this Agreement and make the payments, issue the Shares and give the releases contained herein.

2.	All compensation deliverable to Martin hereunder shall be made as follows:

a.	all payments shall be made in U.S. Dollars, in cash or wire transfer to an account specified by Martin;

b.	the Shares shall be issued in the name of Martin or his designee; and
c.	all cash payments made and the Shares upon issue shall be delivered to Martin in person or by courier to him at the address first written above, or to such other address specified by Martin in writing from time to time.

3.	In additional consideration to the Company for the compensation payable pursuant to above Section 1, Martin agrees as follows:

a.	Martin will resign as an officer and director of the Company with effect immediately following the filing of the September 2013 10-K with the SEC;

b.	Martin will assist the Company in the preparation of its financial statements for the period ended December 31, 2013 as reasonably required to timely file the Company’s Quarterly Report on Form 10-Q for that period;

c.	Subject to the temporary retention of any documents required to complete Martin’s assistance in preparing the financial statements and other actions set forth above , Martin will promptly return all accounting records, corporate records, minute books, and other documents in his possession relating to the business of the Company;

4.	Subject to timely receipt in full by Martin of the Severance Payment payable in accordance with above Sections 1 and 2 and timely performance of all other agreements and obligations of the Company set forth in this Agreement, Martin, on behalf of himself and his heirs, executors, successors and assigns, hereby releases, acquits, holds harmless and forever discharges WITH PREJUDICE the Company and its past and present directors, officers, attorneys, principals, agents, and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising from Martin’s services as a director, officer and consultant to the Company , including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

5.	Subject to the discharge of Martin’s obligations in accordance with above Section 3, , the Company, on behalf of itself and its past and present affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, hereby irrevocably releases, acquits, holds harmless and forever discharges WITH PREJUDICE Martin and his representatives, heirs, successors and assigns, jointly and severally, from any and all claims, counterclaims, cross claims, losses, damages, demands, actions or causes of action whatsoever now existing, or may in the future arise or exist arising from (i) Martin’s services as a director, officer and consultant to the Company and (ii) the assistance and additional actions Martin agrees to perform under Section 3 above, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees. Immediately upon the later to occur of completion by Martin of the actions required of Martin in Section 3 (b) and 3 (c) above, the Company shall execute and deliver to Martin a supplemental side letter release and confirmation (“Supplemental Release Confirmation”) that Martin has complied with his obligations under such sections. The Supplemental Release Confirmation shall be in the form set forth in Exhibit A attached hereto.

6.	This Agreement is subject to and is to be governed, construed and interpreted by the laws of the State of Florida and the federal laws applicable therein. Any law suits or actions brought or filed under this Agreement shall be filed in the courts of the State of Florida which shall have personal jurisdiction and each party to this Agreement hereby waives any claim to an inconvenient forum. The Company agrees that any process may be served on it (i) by mail or delivery to any of its officers in Florida or elsewhere or (ii) in any other manner permitted by Florida law.

7.	All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

8.	This Agreement contains the entire agreement between the parties hereto with respect to the subject matter herein, and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by Martin, the Company or by anyone else.

9.	This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth...

10.	The parties hereto agree that they shall execute any and all other and further documents which are or become necessary to accomplish the purpose of this Agreement.

11.	Notwithstanding any provision to the contrary set forth in this Agreement, the releases, discharges, set forth in and hold harmless provisions of this Agreement shall no longer be applicable and shall not prevent either party hereto from making or filing any claim, demand or lawsuit in the event the other party should at any time fail to timely perform or be in breach of the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SILVERSTAR MINING CORP.

Per:	/s/ Jared Robinson
Jared Robinson
Its:	Chairman
Place:	Palm Beach County, Florida

/s/ Guy Martin
Guy Martin
Place:	Broward County, Florida